Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES FOURTH QUARTER EARNINGS

CRESTVIEW HILLS, KENTUCKY, January 22, 2010 – The Bank of Kentucky Financial Corporation (the “Company”) (NASDAQ: BKYF), the holding company of The Bank of Kentucky, Inc. (the “Bank”), today reported its earnings for the fourth quarter and the year ended December 31, 2009. For the fourth quarter and the year, the Company reported a decrease in diluted earnings per common share of 36% for the year and 39% for the fourth quarter, as compared to the same periods in 2008. The 2009 results reflect the sale of $34 million in preferred stock and the issuance of a warrant for shares of common stock to the U.S. Department of Treasury (“Treasury”) on February 13, 2009 in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program. The effect of Treasury’s investment on earnings per common share includes the accrual for the payment of dividends on the preferred stock and related preferred stock amortization of $509,000 for the fourth quarter and $1,792,000 for the year ended December 31, 2009 which reduces net income available to common shareholders. No comparable dividends were paid for the corresponding periods in 2008. With continued earnings and the Treasury investment, the Company continues to maintain a significantly higher level of capital than required by regulatory authorities to be designated as well-capitalized. The fourth quarter results included an additional $2,825,000 provision for loan losses as compared to the fourth quarter of 2008 which also contributed to the decrease in earnings per share as well as net income. Contributing to this increase in the provision for loan losses were higher levels of charge-offs and non-performing loans in the fourth quarter of 2009 as compared to the same period in 2008, and management’s continuing concerns over the effect of the declining housing market, falling real estate values and overall deteriorating economic conditions will have on the Company’s loan portfolio. In the fourth quarter of 2009, the Bank completed the purchase of three banking offices of Integra Bank Corporation’s wholly-owned bank subsidiary, Integra Bank N.A., located in Crittenden, Dry Ridge and Warsaw, Kentucky and a portfolio of selected commercial loans originated by Integra Bank’s Covington, Kentucky loan production office. This transaction added $76 million in deposits and $107 million in loans. The Bank also announced in the fourth quarter that the investment professionals from Tapke Asset Management, LLC joined the Bank, and as a result, the Bank now oversees in excess of $650 million in client assets. The balance sheet information presented does not include all finalized purchase accounting adjustments and any such changes are not expected to be material.

A summary of the Company’s results follows:

Fourth Quarter ended December 31,	2009	2008	Change
Net income	$2,328,000	$2,791,000	(17)%
Net income available for common shareholders	$1,819,000	$2,791,000	(35)%
Earnings per common share, basic	$0.32	$0.50	(36)%
Earnings per common share, diluted	$0.32	$0.50	(36)%

Year ended December 31,	2009	2008	Change
Net income	$8,760,000	$11,341,000	(23)%
Net income available for common shareholders	$6,968,000	$11,341,000	(39)%
Net income per common share, basic	$1.24	$2.02	(39)%
Net income per common share, diluted	$1.23	$2.02	(39)%

Net interest income increased $1,768,000, or 17% in the fourth quarter of 2009, as compared to the same period in 2008, while the net interest margin, on a tax equivalent basis, decreased 5 basis points from 3.70% in the fourth quarter of 2008 to 3.65% in the fourth quarter of 2009. The increase in net interest income was the result of the growth in earning assets, which increased $215 million or 19% on average from the fourth quarter of 2008.

The provision for loan losses increased by $2,825,000 (169%) in the fourth quarter of 2009, compared to the same period in 2008. Contributing to this increase were higher levels of charge-offs in the fourth quarter of 2009, as compared to the same period in 2008, and management’s concerns over the declining housing market, falling real estate values and overall deteriorating economic conditions. The Company recorded $3,125,000 in net charge-offs in the fourth quarter of 2009 as compared to $1,229,000 in the fourth quarter of 2008. The Company’s non-performing loans as a percentage of total loans were 2.21% as of December 31, 2009, as compared to .93% as of December 31, 2008, and the annualized net charge-offs to average loans increased from .48% in the fourth quarter of 2008 to 1.12% in the fourth quarter of 2009. As a result of the impact that the stressed current economic conditions have had on the Company’s loan portfolio, the allowance for loan losses (ALL) increased $5,243,000 (53%) from the end of 2008. As a result of the added allowance, the ALL has increased from .97% of loans at the end of 2008 to 1.31% of loans at the end of the fourth quarter. Removing the loans purchased from Integra, the ALL would be 1.44% of loans. The loans from Integra were purchased at a discount of .98%, and current accounting does not allow this discount to be added to the ALL. The adequacy of the ALL is analyzed quarterly and adjusted as necessary to maintain appropriate reserves for probable incurred losses in the loan portfolio.

Non-interest income increased 29% ($1,066,000) in the fourth quarter of 2009, as compared to the same period in 2008, while non-interest expense increased 11% ($889,000) from the same period last year. Contributing to the increase in non-interest income was $465,000 in gains on the sale of securities. Non-interest expense in the fourth quarter of 2009 included a $359,000 (185%) increase in FDIC insurance expense.

Total assets were $1.564 billion at the end of the fourth quarter of 2009, which was $308 million or 25% higher than the same date a year ago. Total loans, investments and fed funds sold grew $130 million (13%), $95 million (80%) and $58 million (100%) respectively, from December of 2008 and were funded by an increase in deposits of $272 million or 25% and an increase in preferred stock and warrants of $34 million.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Fourth Quarter Comparison				Year ended December 31, Comparison
	12/31/09	12/31/08	% Chg		12/31/09	12/31/08	% Chg
Income Statement Data
Interest income	$16,322	$16,268	0%		$62,750	$68,682	(9)%
Interest expense	4,160	5,874	(29)%		17,957	28,020	(36)%

Net interest income	12,162	10,394	17%		44,793	40,662	10%

Provision for loan losses	4,500	1,675	169%		12,825	4,850	164%

Net interest income after provision for loan losses	7,662	8,719	(12)%		31,968	35,812	(11)%
Non – interest income	4,716	3,650	29%		16,616	14,768	13%
Non – interest expense	9,246	8,357	11%		36,677	34,223	7%

Net income before income taxes	3,132	4,012	(22)%		11,907	16,357	(27)%
Provision for income taxes	804	1,221	(34)%		3,147	5,016	(37)%

Net income	2,328	2,791	(17)%		8,760	11,341	(23)%
Preferred Stock Dividends & Amortization	509	—	100%		1,792	—	100%

Net Income Available to Common Shareholders	$1,819	$2,791	(35)%		$6,968	$11,341	(39)%

Per Common Share Data
Diluted earnings per common share	0.32	0.50	(36)%		1.23	2.02	(39)%
Cash dividends declared	0.00	0.00	0%		0.56	0.54	4%
Earnings Performance Data
Return on common equity	6.76%	11.15%	(439	)bps	6.66%	11.80%	(514	)bps
Return on assets	.63%	.90%	(27	)bps	.65%	.93%	(28	)bps
Net interest margin	3.57%	3.64%	(7	)bps	3.56%	3.63%	(7	)bps
Balance Sheet Data
Investments					$214,567	$119,212	80%
Total loans					1,156,640	1,026,557	13%
Allowance for loan losses					15,153	9,910	53%
Total assets					1,563,659	1,255,382	25%
Total deposits					1,343,003	1,071,153	25%
Total borrowings					66,450	72,951	(9)%
Common Stockholders’ equity					107,907	101,448	6%
Preferred Stock					33,226	—	100%
Common Shares Outstanding					5,666,707	5,606,607	1%

	Five-Quarter Comparison
	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Income Statement Data
Net interest income	12,162	11,417	$10,978	$10,236	$10,394
Provision for loan losses	4,500	4,000	2,800	1,525	1,675

Net interest income after provision for loan losses	7,662	7,417	8,178	8,711	8,719

Service charges and fees	2,408	2,444	2,289	2,015	2,269
Gain on sale of real estate loans	276	223	478	526	220
Gain on sale of securities	465	—	—	263	—
Trust fee income	322	288	271	230	252
Bankcard transaction revenue	615	579	551	491	489
Gains/(Losses) on Other Real Estate Owned	14	(594)	39	13	(94)
Other non-interest income	616	636	594	564	514

Total non-interest income	4,716	3,576	4,222	4,102	3,650

Salaries and employee benefits expense	4,086	4,006	4,048	3,999	3,886
Occupancy and equipment expense	1,139	1,158	1,169	1,237	1,132
Data processing expense	426	392	385	394	330
State bank taxes	433	456	456	452	336
Amortization of intangible assets	258	258	283	296	296
FDIC Insurance	553	429	1,027	399	194
Other non-interest expenses	2,351	2,299	2,217	2,071	2,183

Total non-interest expense	9,246	8,998	9,585	8,848	8,357

Net income before income tax expense	3,132	1,995	2,815	3,965	4,012
Income tax expense	804	450	744	1,149	1,221

Net income	2,328	1,545	2,071	2,816	2,791
Preferred Stock Dividends & Amortization	509	506	519	258	—

Net Income Available to Common Shareholders	$1,819	$1,039	$1,552	$2,558	2,791

Per Common Share Data
Diluted earnings per common share	0.32	0.18	0.27	0.46	0.50
Cash dividends declared	0.00	0.28	0.00	0.28	0.00
Weighted average common shares outstanding
Basic	5,622,142	5,615,475	5,612,607	5,611,607	5,606,607
Diluted	5,652,722	5,695,096	5,658,818	5,611,607	5,606,749
Earnings Performance Data
Return on common equity	6.76%	3.95%	5.96%	10.11%	11.15%
Return on assets	.63%	.46%	.62%	.89%	.90%
Net interest margin	3.57%	3.64%	3.53%	3.50%	3.64%
Net interest margin (tax equivalent)	3.65%	3.72%	3.61%	3.58%	3.70%

	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Balance Sheet Data
Investments	$214,567	$153,732	$163,260	$159,192	$119,212
Total loans	1,156,640	1,110,202	1,052,033	1,026,845	1,026,557
Allowance for loan losses	15,153	13,778	11,816	10,753	9,910
Total assets	1,563,659	1,391,669	1,334,114	1,315,329	1,255,382
Total deposits	1,343,003	1,150,764	1,119,335	1,097,811	1,071,153
Total borrowings	66,450	91,005	65,356	71,050	72,951
Common Stockholders’ equity	107,907	105,728	105,325	103,711	101,448
Preferred Stock	33,226	33,142	33,057	33,007	—
Common Shares Outstanding	5,666,707	5,616,707	5,612,607	5,612,607	5,606,607
Average Balance Sheet Data
Average investments	$182,769	$161,026	$159,767	$123,123	$106,903
Average other earning assets	44,822	20,516	36,244	35,120	17,872
Average loans	1,123,355	1,065,031	1,050,749	1,027,391	1,011,395
Average earning assets	1,350,946	1,246,573	1,246,760	1,185,634	1,136,170
Average assets	1,455,496	1,346,674	1,344,100	1,282,008	1,236,114
Average deposits	1,236,465	1,128,342	1,127,982	1,080,699	1,046,289
Average interest bearing deposits	1,064,344	967,968	967,030	936,503	899,434
Average interest bearing transaction deposits	629,018	546,114	556,248	536,141	516,082
Average interest bearing time deposits	435,326	421,854	410,782	400,362	383,352
Average borrowings	67,517	67,553	67,383	73,397	78,631
Average interest bearing liabilities	1,131,861	1,035,521	1,034,413	1,009,900	978,065
Average Common stockholders equity	106,818	105,506	104,518	102,579	99,584
Average Preferred stock	33,184	33,100	33,032	16,504	—
Asset Quality Data
Allowance for loan losses to total loans	1.31%	1.24%	1.12%	1.05%	.97%
Allowance for loan losses to non-performing loans	59%	54%	80%	89%	98%
Nonaccrual loans	$23,826	$24,046	$12,105	$7,636	$8,211
Loans – 90 days past due & still accruing	1,736	1,351	1,943	1,022	1,350

Total non-performing loans	25,562	25,397	14,048	8,658	9,561
OREO and repossessed assets	1,381	1,015	1,209	1,259	712

Total non-performing assets	26,943	26,412	15,257	9,917	10,273

Restructured loans-accruing	3,568	—	632	3,492	575
Non-performing loans to total loans	2.21%	2.29%	1.34%	.84%	.93%
Non-performing assets to total assets	1.73%	1.91%	1.15%	.76%	.82%
Annualized charge-offs to average loans	1.12%	.76%	.68%	.27%	.48%
Net charge-offs	$3,125	$2,038	$1,737	$682	$1,229

About BKFC

BKFC, a bank holding company with assets of approximately $1.564 billion, offers banking and related financial services to both individuals and business customers. BKFC operates thirty-one branch locations and forty-seven ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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